UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 20, 2009

Asian Trends Media Holdings, Inc.
(Exact name of registrant as specified in charter)

Nevada (State or Other Jurisdiction of Incorporation)	000-52020 (Commission File Number)	90-0201309 (I.R.S. Employer Identification No.)

Suite 1902, 19th Floor, Tower II, Kodak House, Quarry Bay, Hong Kong (Address of Principal Executive Offices)	N/A (Zip Code)

Registrant’s telephone number, including area code:  852-2889-0183

Clifford China Estates Inc.
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On January 12, 2009, Clifford China Estates Inc. (the “Registrant”) caused to be formed a corporation under the laws of the State of Nevada called Asian Trends Media Holdings, Inc. (“Merger Sub”) which is a direct wholly-owned subsidiary of the Registrant.  On January 12, 2009, the Registrant and Merger Sub entered into an Agreement and Plan of Merger, to become effective on January 20, 2009, pursuant to which Merger Sub merged with and into the Registrant and the Registrant remained as the surviving corporation of the merger.

As a result of the merger, the corporate name of the Registrant was changed to “Asian Trends Media Holdings, Inc.” Prior to the merger, Merger Sub had no liabilities and nominal assets and, as a result of the merger the separate existence of Merger Sub then ceased. The Registrant was the surviving corporation in the merger and, except for the name change provided for in the Agreement and Plan of Merger, there was no change in the directors, officers, capital structure or business of the Registrant.

The Registrant, as the parent domestic Nevada corporation, owning at least 90 percent of the outstanding shares of Merger Sub, under Nevada law (NRS Section 92A.180) may merge Merger Sub into itself without shareholder approval and effectuate a name change without shareholder approval.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

2.1	Agreement and Plan of Merger between Clifford China Estates Inc. and Asian Trends Media Holdings, Inc. dated as of January 12, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Asian Trends Media Holdings, Inc.

By:	/s/ Zhi Jian Zeng
Name: Zhi Jian Zeng
Title: Chief Executive Officer

Dated: February 2, 2009

Exhibit Index

2.1	Agreement and Plan of Merger between Clifford China Estates Inc. and Asian Trends Media Holdings, Inc. dated as of January 12, 2009.